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Exhibit 10.42

EMPLOYMENT AGREEMENT

        EMPLOYMENT AGREEMENT, (this "Agreement") effective as of October 1, 2000 (the "Effective Date"), by and between :

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  Samsonite Europe N.V. ("The Company"), Westerring 17, 9700 Oudenaarde—Belgium, represented by Luc VAN NEVEL, Managing Director

  —
  Marc MATTON, Tussenbruggen 13, Box 16, 9700 Oudenaarde—Belgium.

WITNESSETH:

        WHEREAS, the Company desires to retain the services of the Executive and to enter into this Agreement as of the Effective Date.

        WHEREAS, the Executive is willing to serve the Company on the terms and conditions herein provided.

        NOW, THEREFORE, in consideration of the foregoing and of the premises and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1.    EMPLOYMENT

        The Company agrees to employ the Executive and the Executive agrees to serve the Company on the terms and conditions set forth herein.

        2.    TERM

        This Agreement beginning on the Effective Date has been concluded for an indefinite period but no longer than February 12, 2009, when the Executive reaches the age of 60.

        3.    POSITIONS AND DUTIES

        (a)  The Executive shall serve as President and Managing Director of the Company and shall perform such duties and services prescribed herein and as may be prescribed from time to time by the Chief Operating Officer of the Company (the "C.O.O."), the Chief Executive Officer of the Company (the "C.E.O.") and / or the Board of Directors of the Company or any duly authorized committee thereof (the "Board"). The Executive shall perform such duties to the best of his ability and in a diligent and proper manner. The Executive shall report directly to the Chief Operating Officer of the Company or to the C.E.O. of the parent company, in the absence of the C.O.O.

        (b)  Except during customary vacation periods in Belgium and periods of illness, the Executive shall, during his employment hereunder, devote his full business time and attention to the performance of services for the Company, and as determined by the Board.

        (c)  Nothing in this Agreement shall affect the Executive's duty of loyalty and duty of care to the Company and its subsidiaries as provided under applicable legislation.

        (d)  At any time during the Term of this Agreement, if the Company has a committee of senior executives to oversee the Company's operations, then the Company shall cause the Executive to be a member of such committee.

        4.    COMPENSATION AND RELATED MATTERS

          (a)    Annual Base Salary.    During the period of the Executive's employment hereunder, the Company shall pay to the Executive a salary ("Base Salary") in equal installments in accordance with normal payroll practices of the Company but not less frequently than monthly. The Base Salary shall be payable at the rate of 200,000 EURO per annum, starting as of the Effective Date. The payments of Base Salary hereunder shall not in any way limit or reduce any other obligation of the Company hereunder, and no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of the Company to pay the Executive's Base Salary hereunder. The Board, at any time and from time to time, may increase (but not reduce) the Annual Base Salary payable under this Agreement, and increase in the Base Salary shall become effective at the time indicated by the Board without the need for an amendment to this Agreement.

          (b)    Expenses.    The Executive shall be entitled to receive prompt reimbursement from the Company of all reasonable expenses incurred by the Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company, in accordance with the policies and procedures established by the Company from time to time. The Executive shall furnish the Company with evidence that such expenses were incurred.

          (c)    Other benefits.    From and after the Effective Date, the Executive shall be entitled to participate in the Company's Employee Pension Plan in Belgium, and other benefit arrangements, including Medical Care; the Company Car Policy; Stock Option Agreements and Travel Insurance Policies. The Company and the Executive agree that nothing in this Agreement shall preclude the Company from amending or terminating any such employee benefit plan, policy or practice, whether now or hereinafter in effect.

          (d)    Management Incentive Bonus.    The Executive shall be eligible to receive an annual incentive bonus (the "Incentive Bonus") in respect of each fiscal year of the Company that ends during the Term, starting with the fiscal year ending January 31, 2002. The Incentive Bonus in respect of each fiscal year that ends during the Term (each, a "Reference Year") shall be calculated on the terms hereafter set forth in this Section 4 (d):

    "Bonus Potential": This is the % of A.B.S. the Executive can get as an Incentive Bonus, based on achievements of EBITDA and Personal Objectives versus pre-set targets. 75% of the Bonus Potential is attributed to EBITDA achievements (TARGET bonus) and 25% of this potential is attributed to achievement of personal objectives (PROJECT Bonus).

    "Kick-off point": no Incentive Bonus can be earned if achievements are below 90% of the Original Business Plan (or amendments of same by the Board as explained below). At "kick-off" point a bonus is earned of 12.5% of 75% of the A.B.S. (for EBITDA achievements) and 12.5% of 25% of the A.B.S. (for achievement of Personal Objectives).

    "Target point": if 100% of the Original Business (or amendments of same by the Board as explained below) is achieved, then a bonus is earned of 50% of 75% of the A.B.S. (for EBITDA achievements) and 50% of 25% of the A.B.S. (for achievement of Personal Objectives).

    "Cap point": if 120% of the Original Business Plan (or amendments of same by the Board) is achieved, then a bonus is earned of 75% of 75% of the A.B.S. (for EBITDA achievements) and 75% of 25% of the A.B.S. (for achievement of Personal Objectives). For specific achievements between "kick-off" and "cap point", the corresponding bonus earning percentages will be extrapolated as shown on the sample chart in exhibit.

    EBITDA Targets and Personal Objectives will be set as follows: With respect to each Reference Year ending after January 31, 2001, on or before March 15 of each such year, the Board, in consultation with the C.O.O. and the C.E.O., shall determine the "Annual EBITDA Target", the "Minimum EBITDA Target" and the "Maximum EBITDA Target" for the Reference Year then current. Promptly after such targets have been determined, the Company shall provide written notice thereof to the Executive. The Annual EBITDA Targets determined by the Board shall be reasonably achievable in the good faith judgment of the Board, it being understood that the Maximum EBITDA Targets determined by the Board shall generally reflect a more aggressive, "stretch" budget, and the Minimum EBITDA Targets determined by the Board shall generally reflect an improvement over actual EBITDA for the prior Reference Year. The Board shall have the right, acting unilaterally and in good faith, to adjust the Annual EBITDA Target, the Minimum EBITDA Target and the Maximum EBITDA Target upon the occurrence of any acquisition, disposition or other significant event that occurs after such targets have been determined. For purposes of this Section 4 (d), "EBITDA" shall mean, for any period, the Company's consolidated earnings (excluding extraordinary gains and losses and gains or losses from the sale of fixed assets outside of the ordinary course of business) from continuing operations before interest and taxes for such periods but after depreciation and EBITDA shall be determined on the same basis of the Annual EBITDA Target, the Minimum EBITDA Target and the Maximum EBITDA Target. Notwithstanding the foregoing, EBITDA for any reference year shall be equitably adjusted by the Board (solely for the purposes of Section 4 (d) (i) to the extent that the Company's business was not conducted in the ordinary course in accordance with past practices.

    The "Project Bonus" shall be payable to the Executive to the extent that the Board determines that the Executive has satisfactorily completed certain projects (the "Annual Projects" or "Personal Objectives") established by the Board with respect to the Reference Year in accordance with this subparagraph. The Company shall establish Annual Projects for each fiscal year during the Term and shall provide the Executive with a written notice of such Annual Projects, which shall describe such Annual Projects in reasonable detail. The Annual Project of each Reference Year ending after January 31, 2001 shall be established on or before March 15 of such year. The Annual Projects for each such fiscal year shall be developed by the Board in consultation with the Executive, and shall, in the good faith judgment of the Board, be reasonable achievable. The Executive acknowledges that the Annual Projects established by the Board may not be measured by financial results or other quantifiable standards and may depend on subjective judgments by the Board, and the Executive agrees that the determination of the Board as to the extent to which such Annual Projects have been satisfactorily completed shall be conclusive for all purposes, provided that such determination shall be made in good faith.

    Each Incentive Bonus (including the Target Bonus and the Project Bonus) shall be paid not more than 30 days after a determination by the Board that an applicable performance goals have been met, and such determination shall be made not later than 10 days following the filing of a Form 10-K for the Company, of if the Company is not required to file a Form 10-K, not later than 10 days following the date upon which the Company's audited financial statements first become available.

          (e)    Vacation.    The Executive shall be entitled to the number of paid vacation days in each calendar year as applicable in Belgium (currently 20 working days) and to legally defined Bank Holidays and other conventionally agreed upon leave of absence.

          (f)    Services Furnished.    The Company shall furnish the Executive with office space, secretarial assistance and such other facilities and services as shall be suitable to the Executive's position and adequate for the performance of his duties hereunder.

        5.    TERMINATION

        The Executive's employment hereunder may be terminated under the following circumstances:

          (a)    Death.    The Executive's employment hereunder shall terminate upon his death.

          (b)    Termination by the Company.    The Company may terminate the Executive's employment hereunder at any time with or without Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment hereunder under (A) the engaging by the Executive in willful misconduct that is materially injurious to the Company, (B) embezzlement or misappropriation of funds or property of the Company by the Executive or the conviction of the Executive of a felony or the entrance of a plea of guilty by the Executive to a felony or (C) the failure or refusal by the Executive to devote his full business time and attention (as described in Section 3 (b) of this Agreement) to the performance of his duties and responsibilities hereunder or any other breach by the Executive of this Agreement in any material respect if such breach has not been cured by the Executive within thirty (30) days after the Preliminary Notice (as defined below) has been given to the Executive. For purposes of this paragraph, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. The Executive shall not be deemed to have been terminated for Cause, unless the Company shall have given the Executive (i) notice (the "Preliminary Notice') setting forth, in reasonable detail the facts and circumstances claimed to provide a basis for termination for Cause, (ii) a reasonable opportunity for the Executive, together with his counsel, to be heard before the Board and (iii) a Notice of Termination stating that, in the good faith judgment of the Board, the Executive was guilty of conduct set forth in clauses (A), (B) or (C) above, and specifying the particulars thereof in reasonable detail. Upon receipt of the Preliminary Notice, the Executive shall have thirty (30) days in which to appear before the Board with counsel, or take such other action as he may deem appropriate, and such thirty (30) day period is hereby agreed to as a reasonable opportunity for the Executive to be heard.

          (c)    Termination by the Executive.    The Executive may voluntarily terminate his employment hereunder at any time with or without Good Reason. For purposes of the Agreement, "Good Reason" shall mean, so long as the Executive has not been guilty of the conduct set forth in clauses (A), (B), or (C) of Section 5 (c) hereof, (i) a failure by the Company to comply with any material provision of this Agreement that has not been cured within thirty (30) days after written notice of such noncompliance has been given by the Executive to the Company or (ii) the assignment to the Executive by the Companies of duties inconsistent with the Executive's position, duties or responsibilities as in effect immediately prior to the Effective Date, including, but not limited to, any material reduction in such position, duties or responsibilities or material change in his title or (iii) a relocation by the Company of the Executive's office to a location outside Belgium which relocation is made not as part of a relocation of the Company's executive offices or (iv) the relocation by the Company of its executive offices to a location outside Belgium, which relocation is part of a relocation of the Company's executive offices, in each case of clauses (ii) through (iv) above, without the consent of the Executive. The Executive's election to terminate under this Section 5 (d) shall be made by giving Notice of Termination not later than 60 days from, as applicable, the date that the Company fails to cure under (i) above, the assignment of duties under (ii) above, and the date that the Executive is advised of the proposed relocation under (iii) or (iv) above. Notwithstanding the provisions of clause (ii) of the first sentence of this Section 5 (d), a change in title which represents a promotion and the assignment of different or additional duties or responsibilities in connection therewith shall not constitute "Good Reason".

          (d)    Notice of Termination.    Any termination of the Executive's employment by the Company or by the Executive (other than termination pursuant to Section 5 (a) hereof) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice that shall indicate the specific termination provision relied upon and shall set forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

          (e)    Date of Termination.    Except to the extent otherwise herein provided, "Date of Termination" shall mean (I) if the Executive's employment is terminated pursuant to Section 5 (a), the date of his death, (ii) if the Executive's employment is terminated pursuant to Section 5 (b), the date of or a later date specified in the Notice of Termination, (iii) if the Executive's employment is terminated pursuant to Section 5 (c), the date on which the Notice of Termination is given and (iv) if this Agreement is continued in effect to the end of the Term, the day the Executive becomes age 60. Except as provided in and subject to Section 6 hereof, the Company shall not have any obligation to Executive for salary continuation, severance or termination pay upon termination of this Agreement.

        6.    COMPENSATION UPON TERMINATION

        (a)  If the Executive's employment is terminated (i) by the Company for Cause, (ii) by the Executive other than for Good Reason, or (iii) by reason of the Executive's death (pursuant to Section 5 (b) hereof), then the Company shall pay the Executive his full Base Salary through the Date of Termination (to the extent not otherwise paid through the Date of Termination) at the rate in effect immediately prior to the Date of Termination, provided that if the Executive's employment hereunder terminates by reason of his death, the Company shall continue to make salary payments at the rate of the Base Salary then in effect in respect of the month of death and three calendar months immediately following the month of death. In addition, notwithstanding any provision to the contrary in this Agreement, the Executive shall continue to participate in, and shall receive all accrued benefits to which the Executive is entitled under, all of the Company Plans, through the Date of Termination, provided that the Executive shall not be entitled to any portion of the Incentive Bonus unless such bonus shall be payable pursuant to Section 4 (d) with respect to a Reference Year ending on or before the Date of Termination. With respect to the Incentive Bonus, if the Date of Termination occurs after the end of a Reference Year and prior to the determination of whether the performance goals for such Reference Year were met, such Incentive Bonus shall be payable, if it is determined that such goals were met, in accordance with the provisions of Section 4 (d) hereof.

        (b)  If the Executive's employment is terminated (i) by the Company without Cause or (ii) by the Executive for Good Reason, then the Company shall pay to the Executive a severance pay in a lump sum not later than the fifth day following the Date of Termination.

        The indemnity will be calculated using the "Claeys-formule" used by Labour Courts in Belgium as a standard guideline in defining severance pay amounts. This formula takes into account:

  —
  the job level

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  the salary level (A.B.S. excluding Incentive Bonus)

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  the seniority of the Executive

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  the age of the Executive

        For this purpose the seniority of the Executive will be counted from his first working day at Samsonite, i.e. June 1, 1974.

        As legally foreseen in Belgium, in case of termination with "Money-in-lieu-of-notice" the Company Pension Plan Contributions will be due for the total period (months) covered by the normal notice period as calculated with the "Claeys-formule" as referred to above.

        (c)  Any amounts paid pursuant to the provisions of Section 6 (b) above shall be in lieu of any amounts payable to Executive pursuant to any severance or termination pay program maintained by the Company, and the Executive hereby expressly waives and relinquishes all rights under any such programs.

        7.    LEGAL FEES, REIMBURSEMENT OF CERTAIN EXPENSES

        The Company shall promptly reimburse the Executive for the reasonable legal fees and expenses incurred by the Executive in connection with enforcing or defending any right of the Executive pursuant to this Agreement; provided that the Company shall have no obligations to reimburse the Executive for any such fees and expenses unless the resolution of any action taken by the Executive to enforce such right is in favor of the Executive. In addition, the Company hereby agrees that the amount of any such legal fees and expenses reimbursed to the Executive in connection with obtaining or enforcing any right or benefit provided to the Executive by the Company pursuant to or in accordance with this Agreement shall not be taken into account by the Company in determining the aggregate compensation paid or payable to the Executive under this Agreement.

        8.    INDEMNIFICATION

        The Company shall indemnify the Executive (and his legal representatives), unless expressly prohibited by applicable law, against all losses, claims, damages, liabilities, costs, charges and expenses incurred or sustained by him or his legal representatives in connection with any action, suit or proceeding to which he (or his legal representatives) may be made a party by reason of his being or having been a director, officer, or employee of the Company (including payment of expenses in advance of the final disposition of the proceeding). The Company further agrees, upon demand by the Executive, promptly to reimburse the Executive for, or pay, any loss, claim, damage, liability or expense, unless expressly prohibited by applicable law, to which the Company has agreed to indemnify the Executive pursuant to Sections 7 an 8 hereof. If any action, suit or proceeding is brought or threatened against the Executive in respect of which indemnity may be sought against the Company pursuant to the foregoing, the Executive shall notify the Company promptly in writing of the institution of such action, suit or proceeding. Such action, suit or proceeding shall be defended by and be under the exclusive control of the Company and its counsel, except that the Executive shall have the right to designate separate counsel, acceptable to the Executive in his sole discretion, and, to the extent of a conflict of interest with the Company, the right to direct, control and supervise the Executive's defense of such action, suit or proceeding.

        9.    TAXES

        The Company shall deduct from all amounts payable under this Agreement Social Security Contribution and Income Tax Withholdings required by law to be withheld with respect to such payments.

        10.    CONFIDENTIALITY AND NONCOMPETITION

        (a)  Unless otherwise required by law or judicial process, the Executive shall keep confidential all confidential information known to the Executive concerning the Company and its business during his employment with the Company and for the shorter of three (3) years following the termination of the Executive's employment with the Company or until such information is publicly disclosed by the Company or otherwise becomes publicly disclosed other than through the Executive's actions; provided, that the Executive shall provide notice to the Company in advance of any disclosure required by law or judicial process in a timely manner to permit the Company to oppose such compelled disclosure.

        (b)  The Executive agrees that during his employment with the Company and for a period of one (1) year thereafter (unless such employment is terminated by the Company pursuant to Section 5 (c) without Cause or by the Executive pursuant to Section 5 (d) with Good Reason, provided that the Company does not contest that such termination was for Good Reason), he shall not, directly or indirectly, as a principal, officer, director, employee or in any other capacity whatsoever, without the prior written consent of the Company, engage in, or be or become interested or acquire any ownership of any kind in, or become associated with, or make loans or advance property to any person engaged in or about to engage in, any business activity that is in substantial competition (in excess of 15% of net sales of the business) with any of the businesses engaged in by the Company during the Term in any of the geographic areas in which such businesses are then conducted by the Company or have been conducted by the Company during the twelve months preceding the termination of the Executive's employment. Nothing in this agreement shall prevent the Executive from making or holding any investment in any amount in securities traded on any national securities exchange or traded in the over the counter market, provided said investments do not exceed one percent (1%) of the issued and outstanding stock of any one such corporation.

        11.    SUCCESSORS; BINDING AGREEMENT

        (a)  This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, including, without limitation, any corporation or corporations acquiring directly or indirectly all or a substantial portion of the stock, business, or assets of the Company, whether by merger, restructuring, reorganization, consolidation, division, sale or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement).

        (b)  This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would be still payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided hereunder, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other beneficiary or, if there be no such beneficiary, to the Executive's estate.

        12.    NOTICE

        For purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given (i) when hand delivered, (ii) when sent, if sent by overnight mail, overnight courier or facsimile transmission or (iii) mailed by registered mail as follows:

      If to the Executive
      Marc Matton
      Tussenbruggen 13—Box 16
      9700 Oudenaarde—Belgium

      If to the Company
      Samsonite Europe N.V.
      Attn.: Managing Director
      Westerring 17
      9700 Oudenaarde—Belgium

(with a copy to the attention of Legal Counsel and Human Resources)

        13.    SURVIVORSHIP

        The respective rights and obligations of the parties hereunder set forth in Sections 6, 7, 8, 9 and 10 of this Agreement shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

        14.    REPRESENTATIONS AND WARRANTIES

        The Company represents and warrants that (a) it is fully authorized and empowered to enter into this Agreement and that its Board has approved the terms of this Agreement, (b) the execution of this Agreement and the performance of its obligations under this Agreement shall not violate or result in a breach of the terms of any material agreement to which the Company is a party or by which it is bound, (c) no approval by any governmental authority or body is required for it to enter into this Agreement, and (d) the Agreement is valid, binding and enforceable against the Company in accordance with its terms, except to the extent affected or limited by applicable bankruptcy laws of other statutes governing the right of creditors generally and any regulations or interpretations thereof. The Executive represents and warrants that his execution of this Agreement and his performance of his duties and responsibilities under this Agreement shall not violate or result in a breach of the terms of any material agreement to which he is a party or by which he is bound.

        15.    MISCELLANEOUS

          (a)    Entire Agreement.    The parties hereto agree that this Agreement contains the entire understanding and agreement between them, and supersedes all prior understandings and agreements (including, without limitation, the Employment Agreement effective as of June 1, 1974) (with exception of the "seniority date") between the parties respecting the employment by the Company of the Executive, and that the provisions of this Agreement may not be modified, waived or discharged unless such waiver modification or discharge is agreed to in writing signed by the parties hereto. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

          (b)    Waiver.    No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

          (c)    Choice of Law.    The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of Belgium without giving effect to the conflict of laws principles thereof.

        16.    VALIDITY

        The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.

        17.    COUNTERPARTS

        This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the Company has caused its name to be subscribed to this Agreement by its duly authorized representative and the Executive has executed this Agreement as of the date and the year first above written.

The Executive	The Company Samsonite Europe N.V.
/s/ MARC MATTON	By:	/s/ LUC VAN NEVEL
Marc Matton President & Managing Director
Luc Van Nevel Managing Director
Oudenaarde, October 1, 2000

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Exhibit 10.42
EMPLOYMENT AGREEMENT